Exhibit A

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to units of limited liability company interests of New Mountain Guardian IV Income Fund, L.L.C., is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 27, 2023.

PENSIONS CAIXA 2, FONDO DE PENSIONES
By: VidaCaixa S.A.U. De Sequros Y Reaseguros, Investment Manager

By:	/s/ Eduardo Martínez de Aragón Remírez de Esparza
Name: Eduardo Martínez de Aragón Remírez de Esparza
Title: Deputy Investment Director

PENSIONS CAIXA 30, FONDO DE PENSIONES
By: VidaCaixa S.A.U. De Sequros Y Reaseguros, Investment Manager

By:	/s/ Eduardo Martínez de Aragón Remírez de Esparza
Name: Eduardo Martínez de Aragón Remírez de Esparza
Title: Deputy Investment Director

VIDACAIXA, S.A.U. DE SEGUROS Y REASEGUROS

By:	/s/ Eduardo Martínez de Aragón Remírez de Esparza
Name: Eduardo Martínez de Aragón Remírez de Esparza
Title: Deputy Investment Director